Exhibit 5.1

SIDLEY AUSTIN LLP 1000 LOUISIANA STREET SUITE 6000 HOUSTON, TX 77002 +1 713 495 4500 +1 713 495 7799 FAX

AMERICA • ASIA PACIFIC • EUROPE

December 14, 2017

Enterprise Products Partners L.P.

1100 Louisiana Street, 10th Floor

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of a Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-3D filed by the Partnership with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on May 12, 2016 (File No. 333-211318) (as amended by the Post-Effective Amendment, the “Registration Statement”). The Registration Statement relates to the offering of up to 104,963,257 common units representing limited partner interests (the “Common Units”), which may be issued pursuant to the Partnership’s Distribution Reinvestment Plan (the “Plan”). The prospectus contained in the Registration Statement and dated the date of the Registration Statement constitutes the “Prospectus” as used herein. All capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As the basis for the opinions hereinafter expressed, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Certificate of Limited Partnership of the Partnership, as amended to date; (ii) the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated November 22, 2010, as amended to date (the “Partnership Agreement”); (iii) the Certificate of Formation of Enterprise Products Holdings LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), as amended to date; (iv) the Fifth Amended and Restated Limited Liability Company Agreement of the General Partner, dated effective as of September 7, 2011, as amended to date (the “LLC Agreement”); (v) the Registration Statement; and (vi) the Prospectus. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Partnership, the General Partner and others, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Partnership and the General Partner.

We have also assumed that, at the time of the issuance, sale and delivery of any of the Common Units being offered, (i) the Common Units will be issued and sold as contemplated in the Registration Statement, the Prospectus and any prospectus supplement relating thereto and in accordance with the terms of the Plan, and (ii) the Certificate of Limited Partnership of the Partnership, the Partnership Agreement, the Certificate of Formation of the General Partner and the LLC Agreement, in each case as amended to date, will not have been amended in any manner that would affect any legal conclusion set forth herein.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that with respect to the Common Units:

1. The issuance of the Common Units by the Partnership has been duly authorized by the General Partner.

2. Upon the issuance and delivery of the Common Units from time to time in accordance with the terms of the Plan for the consideration established by the Plan and the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the board of directors of the General Partner as provided in the Plan, (a) such Common Units will be validly issued and (b) purchasers of such Common Units will have no obligation, solely by reason of their ownership of such Common Units, to make any contributions to the Partnership or any further payments for their purchase of such Common Units, and such purchasers will have no personal liability, solely by reason of their ownership of such Common Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

This opinion letter is limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ SIDLEY AUSTIN LLP